Exhibit 99.1

May 5, 2015

Oxford Immunotec Reports First Quarter 2015 Financial Results

●	First Quarter Revenue of $13.8 Million Increased 12% Compared to Prior Year Period

●	Over 500,000 tests sold in the quarter for the first time

●	T-SPOT.CMV available in United States as a Laboratory Developed Test and in the EU as a CE-Marked Kit

OXFORD, United Kingdom and MARLBOROUGH, Mass., May 5, 2015 (GLOBE NEWSWIRE) – Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions, today announced first quarter 2015 financial results.

"We are very pleased with our first quarter financial and operating results" said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. "Our sales performance came in above our expectations led by strong growth in the U.S. and Asia and we are pleased to have completed our T-SPOT®.CMV test development ahead of schedule."

By revenue type, total revenues were, in millions:

	Three Months Ended March 31,
	2015	2014	Percent Change

Product	$7.1	$6.8	4%
Service	6.7	5.5	23%
Total Revenue	$13.8	$12.3	12%

By geography, total revenues were, in millions:

	Three Months Ended March 31,
			Percent Change
	2015	2014	As Reported	Constant Currency (1)

United States	$6.4	$5.0	27%	27%
Europe and ROW	1.7	1.9	-7%	4%
Asia	5.7	5.4	5%	12%
Total Revenue	$13.8	$12.3	12%	17%

(1) We evaluate our revenue on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates.

First Quarter 2015 Financial Results

Revenue for the first quarter of 2015 was $13.8 million, representing 12% growth over the first quarter 2014 revenue of $12.3 million. On a constant currency basis, revenue growth was 17% versus the prior year period.

2015 first quarter product revenue was $7.1 million representing a 4% increase from product revenue of $6.8 million in the first quarter of 2014. The increase in product revenue was primarily attributable to growth in Asia. Service revenue for the first quarter of 2015 was $6.7 million, up 23% from the 2014 first quarter of $5.5 million. The increase in service revenue was primarily driven by continued penetration of the U.S. market and increased volume across all segments, especially from our institutional customers.

United States revenue was $6.4 million in the first quarter of 2015 representing 27% growth over the same period’s revenue of $5.0 million in the prior year. Growth was driven by an increase in the number of customers and an increase in volume from existing customers.

Europe and Rest of World revenue was $1.7 million in the first quarter of 2015 representing a 7% decrease compared to 2014 first quarter revenue of $1.9 million. Results were impacted negatively by currency effects and, on a constant currency basis, revenue grew 4% in this region.

Asia revenue was $5.7 million in the first quarter of 2015 representing 5% growth over the 2014 first quarter revenue of $5.4 million. On a constant currency basis, Asia grew 12% versus the first quarter of 2014. The growth was primarily driven by sales in Japan. China sales declined modestly as a result of a $1.0 million stocking order recognized in the first quarter of 2014.

Gross profit for the first quarter of 2015 was $7.1 million, an increase of $884 thousand over gross profit of $6.3 million in the same period of 2014. Gross margin was 51.8%, an increase of 0.8 percentage points from the gross margin of 51.0% in the first quarter of 2014 primarily due to operational efficiencies associated with increased volume, partially offset by the impact of foreign currency exchange rate changes and increased share-based compensation charges in 2015 compared to 2014.

Operating expenses were $13.7 million in the first quarter of 2015, an increase of $4.5 million compared to $9.2 million in the same period last year. The increase in operating expenses was primarily due to the expansion of our sales and marketing staff and programs and increased product development expenses related to our transplant and other pipeline programs.

EBITDA for the first quarter was $(5.8) million compared to $(2.7) million in the first quarter of 2014. Adjusted EBITDA was $(5.0) million for the first quarter compared to $(2.4) million in the same period in 2014. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Net loss for the first quarter of 2015 was $6.3 million, or $0.31 per share, compared to $3.2 million, or $0.18 per share, in the first quarter of 2014. Net loss per share was based on 20,331,411 and 17,264,135 weighted average ordinary shares outstanding for the first quarters of 2015 and 2014, respectively.

Cash and cash equivalents were $94.0 million as of March 31, 2015 compared to $50.2 million as of December 31, 2014. On February 4, 2015, we completed our first follow-on offering as a public company and received approximately $53.8 million in net proceeds.

Business Outlook

We expect to report revenue of between $13.6 and $14.1 million for the second quarter of 2015.

As we previously announced, we expect to report full year 2015 revenue of between $60 and $65 million, representing 21%-31% year-over-year growth. We expect revenue to increase 26% to 37% for the year using constant exchange rates.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, May 5, 2015 at 8:00 a.m. Eastern Time to discuss its first quarter 2015 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 35340282, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at http://www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions. The Company's first product is the T-SPOT.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The T-SPOT.CMV test is the Company's second product and the first in a series of products intended for the transplantation market. The Company has six further active development programs, each of which leverages our T cell and innate immune measuring technology. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding future revenues, expenses and the prospects for sales of our products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers, as well as our ability to expeditiously and successfully expand our sales and distribution networks and the other factors described under the “Risk Factors” section in our filings with the Securities and Exchange Commission. When evaluating Oxford Immunotec’s business and securities, investors should give careful consideration to these risks and uncertainties.

Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date of this presentation. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries:

Caroline Crawley

Oxford Immunotec

Tel: +44 1235 442796

ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri

Chief Financial Officer

Oxford Immunotec

Tel: +1 (508) 573-9953

raltieri@oxfordimmunotec.com

Mark Klausner

Westwicke Partners

Tel: +1 (443) 213-0500

oxfordimmunotec@westwicke.com

SOURCE: Oxford Immunotec

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended March 31,
(in thousands, except share and per share data)	2015	2014
Revenue
Product	$7,122	$6,825
Service	6,679	5,449
Total revenue	13,801	12,274
Cost of revenue
Product	3,070	3,041
Service	3,585	2,971
Total cost of revenue	6,655	6,012
Gross profit	7,146	6,262
Operating expenses:
Research and development	2,359	724
Sales and marketing	7,441	4,565
General and administrative	3,867	3,912
Total operating expenses	13,667	9,201
Loss from operations	(6,521)	(2,939)
Other income (expense):
Interest expense, net	(15)	(35)
Foreign exchange gains (losses)	165	(145)
Other income (expense)	107	(2)
Loss before income taxes	(6,264)	(3,121)
Income tax expense	47	32
Net loss	$(6,311)	$(3,153)
Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.31)	$(0.18)
Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	20,331,411	17,264,135

Reconciliation of net loss to Adjusted EBITDA

(unaudited)

	Three months ended March 31,
(in thousands)	2015	2014
Net loss	$(6,311)	$(3,153)
Income tax expense	47	32
Interest expense, net	15	35
Depreciation and amortization	453	351
EBITDA	(5,796)	(2,735)

Reconciling items:
Share-based compensation expense	875	265
Unrealized exchange (gains) losses	(156)	54
Loss on change in fair value of warrants	—	10
Change in fair value of contingent purchase price consideration	47	—
Adjusted EBITDA	$(5,030)	$(2,406)

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	March 31,	December 31,
(in thousands, except share and per share data)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$94,027	$50,165
Restricted cash	—	200
Accounts receivable, net	7,234	6,823
Inventory	5,757	6,425
Prepaid expenses and other	4,398	2,755
Total current assets	111,416	66,368
Restricted cash, non-current	192	192
Property and equipment, net	5,123	4,537
In-process research and development	2,128	2,399
Goodwill	44	50
Other intangible assets, net	250	273
Other assets	24	30
Total assets	$119,177	$73,849

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,695	$2,368
Accrued liabilities	4,622	7,070
Deferred income	1,886	1,993
Current portion of loans payable	131	137
Total current liabilities	9,334	11,568
Long-term portion of loans payable	418	454
Contingent purchase price consideration	1,126	1,218
Total liabilities	10,878	13,240

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at March 31, 2015 and December 31, 2014, and 22,513,782 and 17,614,650 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	242	192
Additional paid-in capital	241,416	186,816
Accumulated deficit	(128,140)	(121,829)
Accumulated other comprehensive loss	(5,219)	(4,570)
Total shareholders’ equity	108,299	60,609
Total liabilities and shareholders’ equity	$119,177	$73,849